Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2022, with respect to the consolidated financial statements and financial statement schedule III of Cottonwood Communities, Inc. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

July 22, 2022